Ex.99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our ﬁrm under the captions “Service Providers”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in the prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Legal Counsel” in the related statement of additional information and to the use of our report on Torchlight Value Fund Master, LLC dated December 30, 2013, which is incorporated by reference in this Post-Effective Amendment No. 15 to the Registration Statement (Registration No. 811-21122) of Torchlight Value Fund Master, LLC.

/s/ Ernst & Young LLP

New York, New York

February 27, 2014